Exhibit (a)(1)(G)

Apple Hospitality REIT, Inc.
Offer to Purchase for Cash
Up to $200,000,000 in aggregate Purchase Price of its Common Shares at a Purchase Price of Not Greater Than $21.00
Nor Less Than $19.00 Per Common Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, AT THE END OF THE DAY, NEW YORK CITY TIME, ON JUNE 22, 2015, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

YOU MUST SUBMIT THIS FORM TO DLA NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION TIME (JUNE 15, 2015, UNLESS THE EXPIRATION TIME OF THE OFFER IS EXTENDED).

May 18, 2015
To Clients of David Lerner Associates, Inc.:

Apple Hospitality REIT, Inc., a Virginia corporation (the “Company”), has listed its common shares, no par value (the “Shares”), on the New York Stock Exchange (“NYSE”), and trading commenced on May 18, 2015 under the symbol “APLE”. The Company has also commenced a tender offer by which it is offering to purchase for cash up to $200,000,000 in aggregate Purchase Price (as defined below) of its Shares, subject to the terms and conditions of the Offer (as defined below). Our records indicate that you are the beneficial owner of Shares held on your behalf by David Lerner Associates, Inc. (referred to herein as “DLA”, “we” or “us”).

The Offer to Purchase, dated May 18, 2015 (the “Offer to Purchase”), and the related materials (which, collectively with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”) have been filed with the Securities and Exchange Commission and are available for your review at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549 and also on the SEC’s website (www.sec.gov). The reference to the SEC’s website is intended to be an inactive textual reference only. The price to be paid by the Company for any Shares purchased in the Offer will be specified by the tendering shareholders and will be no greater than $21.00 nor less than $19.00 per Share, net to the seller in cash, less the withholding of any applicable taxes and without interest, upon the terms and subject to the conditions described in the Offer. At the Company’s request, a copy of the Offer to Purchase is enclosed with this letter.

Promptly after the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, the Company will determine a single price per Share (the “Purchase Price”), which will be not more than $21.00 and not less than $19.00 per Share, that it will pay for Shares properly tendered in the Offer and not properly withdrawn, and accepted for purchase, taking into account the number of Shares tendered pursuant to the Offer and the prices specified by tendering shareholders. The Purchase Price will be the lowest price per Share (in increments of $0.50) of not more than $21.00 and not less than $19.00 per Share, at which Shares have been properly tendered or have been deemed to be tendered pursuant to the Offer, that will enable the Company to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate Purchase Price not exceeding $200,000,000 (or such lesser number if less than $200,000,000 of Shares are properly tendered in the Offer after giving effect to any Shares properly withdrawn). The Company will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering shareholder.

All Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority and proration provisions described in the Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than $200,000,000 in aggregate Purchase Price of Shares are properly tendered at or below the Purchase Price and not properly withdrawn. Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Section 1—Price; Number of Shares; Expiration Time; Proration, Section 2—Procedures for Tendering Shares and Section 4—Withdrawal Rights of the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time would result in an aggregate Purchase Price of more than $200,000,000, the Company will purchase Shares: first, from all holders of “odd lots” of less than 100 Shares who properly tender all of their Shares at or below the Purchase Price, whose Shares are tendered pursuant to a properly completed Letter of Transmittal included with the Offer to Purchase and a certification that such holder is the beneficial or record owner of an aggregate of less than 100 Shares and whose tendered Shares are not properly withdrawn prior to the Expiration Time and second, from all other shareholders whose Shares are properly tendered at or below the Purchase Price and whose tendered Shares are not properly withdrawn prior to the Expiration Time, on a pro rata basis, with appropriate adjustments to avoid the return of fractional Shares, until the Company has purchased Shares resulting in an aggregate purchase price of $200,000,000. See Section 1—Price; Number of Shares; Expiration Time; Proration, Section 2—Procedures for Tendering Shares and Section 4—Withdrawal Rights of the Offer to Purchase. Because of the “odd lot” priority and proration provisions described above, the Company may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price.

We are the holder of record (directly or indirectly) of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. Please instruct us, by completing the attached DLA Instructing Sheet, as to whether you wish us to tender all or any portion of the Shares we hold for your account, and the prices at which you would like us to do so, on the terms and subject to the conditions of the Offer. If you wish to tender your Shares in the Offer, please submit to us a completed copy of the DLA Instructing Sheet, which has been included with the Offer to Purchase, no later than five business days prior to the Expiration Time. We urge you to contact us as soon as possible to determine whether the deadline or any of our other requirements have changed.

Please note the following:

1.
You may tender your Shares at a price not greater than $21.00 nor less than $19.00 per Share, in increments of $0.50, as indicated in the Offer, net to you in cash, less the withholding of any applicable taxes and without interest.

2.	You cannot instruct us to tender the same Shares (unless previously validly withdrawn from the Offer in accordance with the terms of the Offer) at more than one price.

3.
The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6—Conditions of the Offer of the Offer to Purchase.

4.
The Offer, proration period and withdrawal rights will expire at 12:00 midnight, at the end of the day, New York City time, on June 22, 2015, unless the Offer is extended or withdrawn. Note, however, that DLA must receive your completed DLA Instructing Sheet by June 15, 2015 to meet the tender deadline (unless the Expiration Time of the Offer is extended).

5.
If you are an Odd Lot Holder (as such term is defined in the Offer to Purchase) and you (i) instruct us to tender all of the Shares that you own at or below the Purchase Price prior to the Expiration Time and (ii) certify that you are the beneficial or record owner of an aggregate of less than 100 Shares, the Company, on the terms and subject to the conditions of the Offer, will accept all such Shares for payment before any proration of the purchase of other tendered Shares.

Your prompt action is requested. Your completed DLA Instructing Sheet should be forwarded to DLA in ample time to permit DLA to submit a tender on your behalf. Please note that the Offer, proration period and withdrawal rights will expire at 12:00 midnight, at the end of the day, New York City time, on June 22, 2015 unless the Offer is extended or withdrawn, and we will need your completed DLA Instructing Sheet by June 15, 2015 to meet the tender deadline (unless the Expiration Time of the Offer is extended).

ALTHOUGH THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEALER MANAGER (AS DEFINED IN THE OFFER TO PURCHASE), THE PAYING AGENT (AS DEFINED IN THE OFFER TO PURCHASE), THE DEPOSITARY (AS DEFINED IN THE OFFER TO PURCHASE), BROADRIDGE CORPORATE ISSUERS SOLUTIONS, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THE OFFER TO PURCHASE AND THE RELATED MATERIALS, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR US.

If you have any questions or need assistance with respect to the DLA Instructing Sheet please contact us at (800) 367-3000.

Sincerely,

David Lerner Associates, Inc.